Exhibit 10.37

SILICON VALLEY BANK

SPECIALTY FINANCE DIVISION

AMENDMENT TO
ACCOUNTS RECEIVABLE FINANCING AGREEMENT

THIS AMENDMENT TO ACCOUNTS RECEIVABLE FINANCING AGREEMENT is entered into between SILICON VALLEY BANK (“Bank”) and INTERWAVE COMMUNICATIONS, INC. (“Borrower”), as of June 28, 2004.

The Parties agree to amend the Accounts Receivable Financing Agreement between them, dated June 30, 2003 (as amended, the “Financing Agreement”) as follows, effective as of the date hereof.  (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Financing Agreement.)

1.                                      Facility Period.  The definition of “Facility Period” in Section 1 of the Financing Agreement, which presently reads as follows:

“‘Facility Period’ is the period beginning on this date and continuing until one year from the date of this Agreement, unless the period is terminated sooner by Bank with notice to Borrower or by Borrower under Section 3.6.

is amended to read as follows:

“ ‘Facility Period’ is the period beginning on this date and continuing until June 30, 2005, provided that (i) the Facility Period shall automatically be extended for additional periods of one year each, unless either party gives written notice to the other party that it elects not to terminate the Facility Period, and (ii) either party may terminate the Facility Period with written notice to the other party at any time.”

2.                                      Reduction in Applicable Rate. The definition of “Applicable Rate” in Section 1 of the Financing Agreement, which presently reads as follows:

“‘Applicable Rate’ is 1% per month.”

is amended to read as follows:

“‘Applicable Rate’ is 0.85% per month.”

3.                                      Facility Fee. Section 3.4 of the Financing Agreement, which presently reads as follows:

“3.4. Facility Fee. A fully earned, non-refundable total facility fee of $15,000 combined for this Agreement and the Exim Agreement, reduced by any fees payable to Exim Bank under Section 2A of the Exim Agreement.”

is amended to read as follows:

“3.4. Facility Fee. A facility fee of $30,000 for the twelve-month period ending June 30, 2005 and for each twelve-month period thereafter, payable $7,500 on June 30, 2004 and $7,500 on the last day of each calendar quarter thereafter.  Each $7,500 installment is fully earned on the date due and is non-refundable.”

4.                                      Representations True.  Borrower represents and warrants to Bank that all representations and warranties set forth in the Financing Agreement, as amended hereby, are true and correct.

5.                                      General Provisions.  This Amendment, the Financing Agreement, any prior written amendments to the Financing Agreement signed by Bank and Borrower, and the other written documents and agreements between Bank and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly amended, all of the terms and provisions of the Financing Agreement, and all other documents and agreements between Bank and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:	Bank:

INTERWAVE COMMUNICATIONS, INC.	SILICON VALLEY BANK

By	/s/ Cal R. Hoagland	By	/s/ Illegible
Title	SVP and CFO	Title	SVP